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                                                                    Exhibit 12.1

                            EarthWatch Incorporated
               Computation of Ratio of Earnings to Fixed Charges
                            (dollars in thousands)


                                                                                                                       Period from
                                                                                               Six Months Ended      January 1, 1995
                                                     Year Ended December 31,                       June 30,          (Inception) to
                                      ----------------------------------------------------  ----------------------
                                         1996       1997       1998       1999      2000       2000         2001      June 30, 2001
                                         ----       ----       ----       ----      ----       ----         ----     ---------------

Pre-tax Income (Loss)                 $ (23,706) $ (50,731) $ (12,920) $ (20,319) $ 79,682   $ (12,454)  $ (34,397)    $  (66,300)

Fixed Charges:
  Interest Expense                           63         86      1,340      5,482     4,492       3,430       4,726         16,215
  Capitalized Interest                      145      5,670      6,056     11,340    24,329      11,129       6,002         53,542
  Rent                                      312        410        341        385       470         232         144          2,167
                                      ----------------------------------------------------  ----------------------     ----------
Total Fixed Charges                         520      6,166      7,737     17,207    29,291      14,791      10,872         71,924
                                      ====================================================  ======================     ==========

Earnings, as Defined                  $ (23,331) $ (50,235) $ (11,239) $ (14,452) $ 84,644   $  (8,792)  $ (29,527)    $  (47,918)
                                      ====================================================  ======================     ==========

Ratio of Earnings to Fixed Charges            -          -          -          -      2.89x          -           -              -
Deficiency of Earnings to Fixed
  Charges                             $ (23,851) $ (56,401) $ (18,976) $ (31,659)        -   $ (23,583)  $ (40,399)    $ (119,842)
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